UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

(Rule 13d-102)

Information Statement Pursuant to Rules 13d-1 and 13d-2

Under the Securities Exchange Act of 1934

(Amendment No. )*

Guardant Health, Inc.

(Name of Issuer)

Common Stock, par value $0.00001 per share

(Title of Class of Securities)

40131M109

(CUSIP Number)

December 31, 2018

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 40131M109	SCHEDULE 13G	Page 2 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL USV XIV HOLDCO, LTD. (“SC USV XIV HOLDCO”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,754,890
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,754,890
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,754,890
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0%[1]
12	TYPE OF REPORTING PERSON OO

1	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 3 of 16 Pages

1	NAME OF REPORTING PERSON SANDSCAPE, LLC (“SANDSCAPE”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,162
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,162
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 4 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE FUND XIV, L.P. (“SC USVF XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVF XIV, together with SC USVPF XIV and SC USVPF XIV Q, wholly owns SC USV XIV HOLDCO.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVF XIV, together with SC USVPF XIV and SC USVPF XIV Q, wholly owns SC USV XIV HOLDCO.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,754,890
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 5 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV, L.P. (“SC USVPF XIV”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVPF XIV, together with SC USVF XIV and SC USVPF XIV Q, wholly owns SC USV XIV HOLDCO.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVPF XIV, together with SC USVF XIV and SC USVPF XIV Q, wholly owns SC USV XIV HOLDCO.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,754,890
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 6 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE PARTNERS FUND XIV (Q), L.P. (“SC USVPF XIV Q”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVPF XIV Q, together with SC USVF XIV and SC USVPF XIV, wholly owns SC USV XIV HOLDCO.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVPF XIV Q, together with SC USVF XIV and SC USVPF XIV, wholly owns SC USV XIV HOLDCO.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,754,890
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 7 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL SCOUT FUND II, L.L.C. (“SC SF II”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,162 shares, of which 29,162 shares are directly owned by SANDSCAPE. SC SF II is the Managing Member of SANDSCAPE.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,162 shares, of which 29,162 shares are directly owned by SANDSCAPE. SC SF II is the Managing Member of SANDSCAPE.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 8 of 16 Pages

1	NAME OF REPORTING PERSON SEQUOIA CAPITAL U.S. VENTURE 2010-SEED FUND, L.P. (“SC USV 2010-SEED”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 29,162 shares, of which 29,162 shares are directly owned by SANDSCAPE. SC SF II is the Managing Member of SANDSCAPE. SC USV 2010-SEED is the Managing Member of SC SF II.
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 29,162 shares, of which 29,162 shares are directly owned by SANDSCAPE. SC SF II is the Managing Member of SANDSCAPE. SC USV 2010-SEED is the Managing Member of SC SF II.
9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 9 of 16 Pages

1	NAME OF REPORTING PERSON SC US VENTURE 2010 MANAGEMENT, L.P. (“SC USV 2010 MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

29,162 shares, of which 29,162 shares are directly owned by SANDSCAPE. SC SF II is the Managing Member of SANDSCAPE. SC USV 2010-SEED is the Managing Member of SC SF II. SC USV 2010 MGMT is the General Partner of SC USV 2010-SEED.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

29,162 shares, of which 29,162 shares are directly owned by SANDSCAPE. SC SF II is the Managing Member of SANDSCAPE. SC USV 2010-SEED is the Managing Member of SC SF II. SC USV 2010 MGMT is the General Partner of SC USV 2010-SEED.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 29,162
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 Less than 0.1%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 10 of 16 Pages

1	NAME OF REPORTING PERSON SC U.S. VENTURE XIV MANAGEMENT, L.P. (“SC USV XIV MGMT”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q together wholly own SC USV XIV HOLDCO. SC USV XIV MGMT is the General Partner of each of SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

7,754,890 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO. SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q together wholly own SC USV XIV HOLDCO. SC USV XIV MGMT is the General Partner of each of SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,754,890
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.0%[1]
12	TYPE OF REPORTING PERSON PN

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 11 of 16 Pages

1	NAME OF REPORTING PERSON SC US (TTGP), LTD. (“SC US TTGP”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION CAYMAN ISLANDS
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
6

SHARED VOTING POWER

7,784,052 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO and 29,162 shares are directly owned by SANDSCAPE. SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q together wholly own SC USV XIV HOLDCO. SC USV XIV MGMT is the General Partner of each of SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q. SC SF II is the Managing Member of SANDSCAPE. SC USV 2010-SEED is the Managing Member of SC SF II. SC USV 2010 MGMT is the General Partner of SC USV 2010-SEED. SC US TTGP is the General Partner of each of SC USV XIV MGMT and SC USV 2010 MGMT.

	7	SOLE DISPOSITIVE POWER 0
8

SHARED DISPOSITIVE POWER

7,784,052 shares of which 7,754,890 shares are directly owned by SC USV XIV HOLDCO and 29,162 shares are directly owned by SANDSCAPE. SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q together wholly own SC USV XIV HOLDCO. SC USV XIV MGMT is the General Partner of each of SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q. SC SF II is the Managing Member of SANDSCAPE. SC USV 2010-SEED is the Managing Member of SC SF II. SC USV 2010 MGMT is the General Partner of SC USV 2010-SEED. SC US TTGP is the General Partner of each of SC USV XIV MGMT and SC USV 2010 MGMT.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,784,052
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 9.1%[1]
12	TYPE OF REPORTING PERSON OO

[1]	Based on a total of 85,754,101 shares outstanding, as reported in the Issuer’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on November 19, 2018.

CUSIP No. 40131M109	SCHEDULE 13G	Page 12 of 16 Pages

ITEM 1.

(a)	Name of Issuer:

Eventbrite, Inc. (“Issuer”)

(b)	Address of Issuer’s Principal Executive Offices:

505 Penobscot Dr.

Redwood City, CA 94063

ITEM 2.

(a)	Name of Persons Filing:

Sequoia Capital USV XIV Holdco, Ltd.

Sandscape, LLC

Sequoia Capital U.S. Venture Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV, L.P.

Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

Sequoia Capital Scout Fund II, L.L.C.

Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

SC US Venture 2010 Management, L.P.

SC U.S. Venture XIV Management, L.P.

SC US (TTGP), Ltd.

SC USV XIV HOLDCO is wholly owned by SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q together. The General partner of each of SC USVF XIV, SC USVPF XIV and SC USVPF XIV Q is SC USV XIV MGMT. The General Partner of SC USV XIV MGMT is SC US TTGP.

The Managing Member of SANDSCAPE is SC SF II. The Managing Member of SC SF II is SC USV 2010-SEED. The General Partner of SC USV 2010-SEED is SC USV 2010 MGMT. The General Partner of SC USV 2010 MGMT is SC US TTGP.

(b)	Address of Principal Business Office or, if none, Residence:

2800 Sand Hill Road, Suite 101

Menlo Park, CA 94025

(c)	Citizenship:

SC USV XIV HOLDCO, SC USVF XIV, SC USVPF XIV, SC USVPF XIV Q, SC USV 2010-SEED, SC USV 2010 MGMT, SC USV XIV MGMT, SC US TTGP: Cayman Islands

SANDSCAPE, SC SF II: Delaware

(d)	CUSIP Number:

40131M109

ITEM 3.

If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

NOT APPLICABLE

ITEM 4. OWNERSHIP

SEE ROWS 5 THROUGH 11 OF COVER PAGES

CUSIP No. 40131M109	SCHEDULE 13G	Page 13 of 16 Pages

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.

ITEM 6.	OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

NOT APPLICABLE

ITEM 7.	IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

NOT APPLICABLE

ITEM 8.	IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

NOT APPLICABLE

ITEM 9.	NOTICE OF DISSOLUTION OF GROUP.

NOT APPLICABLE

ITEM 10.	CERTIFICATION

NOT APPLICABLE

CUSIP No. 40131M109	SCHEDULE 13G	Page 14 of 16 Pages

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: February 14, 2019

Sequoia Capital USV XIV Holdco, Ltd.

By:	Sequoia Capital U.S. Venture Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV, L.P.
Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.
its Members

By:	SC U.S. Venture XIV Management, L.P.
General Partner of Each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Venture Fund XIV, L.P. Sequoia Capital U.S. Venture Partners Fund XIV, L.P. Sequoia Capital U.S. Venture Partners Fund XIV (Q), L.P.

By:	SC U.S. Venture XIV Management, L.P.
General Partner of Each

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC U.S. Venture XIV Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 40131M109	SCHEDULE 13G	Page 15 of 16 Pages

Sandscape, LLC

By:	Sequoia Capital Scout Fund II, L.L.C.
its Managing Member

By:	Sequoia Capital U.S. Venture 2010-Seed
Fund, L.P.
its Managing Member

By:	SC US Venture 2010 Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital Scout Fund II, L.L.C.

By:	Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.
its Managing Member

By:	SC US Venture 2010 Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

Sequoia Capital U.S. Venture 2010-Seed Fund, L.P.

By:	SC US Venture 2010 Management, L.P.
its General Partner

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

SC US Venture 2010 Management, L.P.

By:	SC US (TTGP), Ltd.
its General Partner

By:	/s/ Douglas Leone
Douglas Leone, Managing Director

CUSIP No. 40131M109	SCHEDULE 13G	Page 16 of 16 Pages

SC US (TTGP), Ltd.

By:	/s/ Douglas Leone
Douglas Leone, Managing Director